EXHIBIT 8.1

List of Subsidiaries of Trina Solar Limited (the “Registrant”)

As of December 31, 2011

Name of Entity	Country of Incorporation	Ownership Interest
Changzhou Trina Solar Energy Co., Ltd.	China	100%
Top Energy International Limited	Hong Kong	100%
Trina Solar Korea Limited	Korea	100%
Trina Solar (Singapore) Pte. Ltd.	Singapore	100%
Trina Solar (Luxembourg) Holdings S.A.R.L.	Luxembourg	100%
Trina Solar (U.S.) Inc.	United States	100%
Trina Solar (U.S.) Holding Inc.	United States	100%
Trina Solar (Germany) GmbH	Germany	100%
Trina Solar (Schweiz) AG	Switzerland	100%
Trina Solar (Luxembourg) S.A.R.L.	Luxembourg	100%
Trina Solar (Spain) S.L.U.	Spain	100%
Trina Solar (Italy) S.r.l.	Italy	100%
Trina Solar (Japan) Limited	Japan	100%
Trina Solar Energy Development Pte. Ltd.	Singapore	100%
Trina Solar (Hong Kong) Enterprise Limited	Hong Kong	100%
Trina Solar (Changzhou) Science and Technology Co., Ltd.	China	100%
Trina Solar Energy (Shanghai) Co., Ltd.	China	100%
Trina Solar (U.S.) Development LLC	United States	100%
TP-CA-SOUTH LLC	United States	100%
Trina Solar (Australia) Pty Ltd.	Australia	100%
Trina Solar Middle East Limited	United Arab Emirates	100%
Trina Solar (Italy) Development SPA	Italy	100%
Trina Solar (France) SAS	France	100%
Upper Deerfield TP1 LLC	United States	100%
Upper Deerfield Solar LLC	United States	100%
LightBeam Power Company Gridley Main, LLC	United States	100%
Placer Solar, LLC	United States	90%
Lucania S.r.l.	Italy	Variable interest